Exhibit 12.2

PUGET SOUND ENERGY, INC.
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND DIVIDEND REQUIREMENTS
(Dollars in Thousands)

EARNINGS AVAILABLE FOR COMBINED FIXED	12 Months Ending September 30	Year Ended December 31
CHARGES AND PREFERRED DIVIDEND REQUIREMENTS	2002	2001	2000	1999	1998	1997
Pre-tax Income:
Net income per statement of income	67,994	119,130	193,831	185,567	169,612	125,698
Federal income taxes	33,076	75,683	128,973	109,164	105,814	44,916
Federal income taxes charged to other income-net	121	4,590	1,411	2,909	3,986	14,807
Subtotal	101,191	199,403	324,215	297,640	279,412	185,421

Capitalized Interest	(1,379)	(883)	(1,264)	(3,692)	(1,782)	(360)
Undistributed (earnings) or losses of less-than-fify-percent-owned entities	0	0	0	0	0	(608)
Total	99,812	198,520	322,951	293,948	277,630	184,453

Fixed Charges:
Interest on long-term debt	194,059	190,849	184,405	160,966	146,248	123,543
Other interest	1,379	883	1,264	3,692	1,782	360
Portion of rentals representative of the interest factor	6,013	5,633	5,002	4,575	2,878	3,143
Total	201,451	197,365	190,671	169,233	150,908	127,046

Earnings Available for combined Fixed Charges and Preferred Dividend requirements	301,263	395,885	513,622	463,181	428,538	311,499

Ratio of earnings to fixed charges	1.50	2.01	2.69	2.74	2.84	2.45

COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS:
Fixed charges above	201,451	197,365	190,671	169,233	150,908	127,046
Preferred dividend requirements below	11,871	14,082	15,044	17,747	21,421	26,266
Total	213,322	211,447	205,715	186,980	172,329	153,312

Ratio of earnings to combined fixed charges and preferred dividend requirements	1.41	1.87	2.50	2.48	2.49	2.03

COMPUTATION OF PREFERRED DIVIDEND REQUIREMENTS:
(a) Pre-tax income	101,191	199,403	324,215	297,640	279,412	185,421
(b) Net income	67,994	119,130	193,831	185,567	169,612	125,698
(c) Ratio of (a) to (b)	1.4882	1.6738	1.6727	1.6039	1.6474	1.4751
(d) Preferred dividends	7,977	8,413	8,994	11,065	13,003	17,806
Preferred dividend requirements
[(d) multiplied by (c)]	11,871	14,082	15,044	17,747	21,421	26,266